CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1/A (No. 2) dated November 26, 2012 of Technology Applications International Corporation of our report dated April 11, 2012 relating to our audits of the consolidated financial statements of Technology Applications International Corporation and subsidiaries as of and for the years ended December 31, 2011 and 2010, and for the period from October 14, 2009 (inception) through December 31, 2011 which appears in the Annual Report on Form 10-K for the year ended December 31, 2011.

We also consent to the reference to our firm under the caption "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Lake & Associates, CPA’s LLC
Lake & Associates, CPA’s LLC
Schaumburg, Illinois
November 26, 2012